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                                                                    EXHIBIT 99.1


                      KERBANGO, INC. 1999 STOCK OPTION PLAN






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                                 KERBANGO, INC.

                             1999 STOCK OPTION PLAN

                            ADOPTED ON JULY 19, 1999,
                           AS AMENDED ON JULY 23, 2000


         1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options. Capitalized terms not defined in the text are defined in Section 21. This Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act.

         2.       SHARES SUBJECT TO THE PLAN.

                  2.1 NUMBER OF SHARES AVAILABLE. Subject to Sections 2.2 and 16, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 2,500,000 Shares or such lesser number of Shares as permitted under Section 260.140.45 of Title 10 of the California Code of Regulations. Subject to Sections 2.2, 5.10 and 16, Shares subject to Options previously granted will again be available for grant and issuance in connection with future Options under this Plan to the extent such Shares: (i) cease to be subject to issuance upon exercise of an Option, other than due to the exercise of such Option; or (ii) are issued upon exercise of an Option but are forfeited or repurchased by the Company at the original exercise price. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Options granted and outstanding under this Plan.

                  2.2 ADJUSTMENT OF SHARES. In the event that the number of outstanding shares of the Company's Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (i) the number of Shares reserved for issuance under this Plan and (ii) the Exercise Prices of and number of Shares subject to outstanding Options will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee.

         3. ELIGIBILITY. ISOs (as defined in Section 5 hereof) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. NQSO's (as defined in Section 5 hereof) may be granted to employees, officers, directors and consultants of the Company or any Parent or Subsidiary of the Company; provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted more than one Option under this Plan.

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         4.       ADMINISTRATION.

                  4.1 COMMITTEE AUTHORITY. This Plan will be administered by the Committee or the Board if no Committee is created by the Board. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

                           (a) construe and interpret this Plan, any Stock Option Agreement (as defined in Section 5 hereof) and any other agreement or document executed pursuant to this Plan;

                           (b) prescribe, amend and rescind rules and regulations relating to this Plan;

                           (c)      approve persons to receive Options;

                           (d)      determine the form and terms of Options;

                           (e) determine the number of Shares or other consideration subject to Options;

                           (f) determine whether Options will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Options under this Plan or options under any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

                           (g) grant waivers of any conditions of this Plan or any Option;

                           (h)      determine the terms of vesting and
                                    exercisability of Options;

                           (i) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Option, any Stock Option Agreement or any Exercise Agreement (as defined in Section 5 hereof);

                           (j)      determine whether an Option has been earned;

                           (k) make all other determinations necessary or advisable for the administration of this Plan; and

                           (l)      extend the vesting period beyond a
                                    Participant's Termination Date.

                  4.2 COMMITTEE DISCRETION. Unless in contravention of any express terms of this Plan or Option, any determination made by the Committee with respect to any Option will be made in its sole discretion either (i) at the time of grant of the Option, or (ii) subject to Section 5.9 hereof, at any later time. Any such determination will be final and binding on the Company and on all persons having an interest in any Option under this Plan. The Committee may

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delegate to one or more officers of the Company the authority to grant Options under this Plan, provided such officer or officers are members of the Board.

         5. OPTIONS. The Committee may grant Options to eligible persons described in Section 3 hereof and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (the "ISOS") or Nonqualified Stock Options (the "NQSOS"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

                  5.1 FORM OF OPTION GRANT. Each Option granted under this Plan will be evidenced by an Agreement which will expressly identify the Option as an ISO or an NQSO (the "STOCK OPTION AGREEMENT"), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

                  5.2 DATE OF GRANT. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

                  5.3 EXERCISE PERIOD. Options may be exercisable immediately but subject to repurchase pursuant to Section 10 hereof or may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (the "TEN PERCENT SHAREHOLDER") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines. Subject to earlier termination of the Option as provided herein, each Participant who is not an officer, director or consultant of the Company or of a Parent or Subsidiary of the Company shall have the right to exercise an Option granted hereunder at the rate of no less than twenty percent (20%) per year over five (5) years from the date such Option is granted.

                  5.4 EXERCISE PRICE. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than eighty-five percent (85%) of the Fair Market Value of the Shares on the date of grant; provided that (i) the Exercise Price of an ISO will not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any Option granted to a Ten Percent Shareholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 6 hereof.

                  5.5 METHOD OF EXERCISE. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "EXERCISE AGREEMENT") in a form approved by the Committee (which need not be the same for each Participant). The Exercise

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Agreement will state (i) the number of Shares being purchased, (ii) the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and (iii) such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws. Participant shall execute and deliver to the Company the Exercise Agreement together with payment in full of the Exercise Price, and any applicable taxes, for the number of Shares being purchased.

                  5.6 TERMINATION. Subject to earlier termination pursuant to Sections 16 or 17 hereof and notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

                           (a) If the Participant is Terminated for any reason other than death, Disability or for Cause, then the Participant may exercise such Participant's Options only to the extent that such Options are exercisable upon the Termination Date or as otherwise determined by the Committee. Such Options must be exercised by the Participant, if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within three (3) months after the Termination Date (or within such shorter time period, not less than thirty (30) days, or within such longer time period, not exceeding five (5) years after the Termination Date as may be determined by the Committee, with any exercise beyond three
                                    (3) months after the Termination Date deemed to be an NQSO) but in any event, no later than the expiration date of the Options.

                           (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Participant's Termination other than for Cause), then Participant's Options may be exercised, only to the extent that such Options are exercisable by Participant on the Termination Date or as otherwise determined by the Committee. Such Options must be exercised by Participant (or Participant's legal representative or authorized assignee), if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within twelve
                                    (12) months after the Termination Date (or within such shorter time period, not less than six (6) months, or within such longer time period not exceeding five (5) years after the Termination Date as may be determined by the Committee, with any exercise beyond (i) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or disability, within the meaning of
                                    Section 22(e)(3) of the Code, or (ii) twelve
                                    (12) months after the Termination Date when the Termination is for Participant's disability, within the meaning of Section 22(e)(3) of the Code, deemed to be an NQSO) but in any event no later than the expiration date of the Options.

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                           (c)      If the Participant is terminated for Cause,
                                    then Participant's Options shall expire on such Participant's Termination Date, or at such later time and on such conditions as are determined by the Committee.

                  5.7 LIMITATIONS ON EXERCISE. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

                  5.8 LIMITATIONS ON ISOS. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed One Hundred Thousand Dollars ($100,000). If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), then the Options for the first One Hundred Thousand Dollars ($100,000) worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of One Hundred Thousand Dollars ($100,000) that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date (as defined in Section 17 hereof) to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

                  5.9 MODIFICATION, EXTENSION OR RENEWAL. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 5.10 hereof, the Committee may reduce the Exercise Price of outstanding Options without the consent of Participants by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 hereof for Options granted on the date the action is taken to reduce the Exercise Price.

                  5.10 NO DISQUALIFICATION. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant, to disqualify any Participant's ISO under Section 422 of the Code. In no event shall the total number of Shares issued (counting each reissuance of a Share that was previously issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of ISOs exceed FOUR MILLION (4,000,000) Shares (adjusted in proportion to any adjustments under Section
2.2. hereof) over the term of the Plan.

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         6.       PAYMENT FOR SHARE PURCHASES.

                  6.1 PAYMENT. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

                           (a) by cancellation of indebtedness of the Company owed to the Participant;

                           (b) by surrender of shares that: (i) either (A) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or
                                    (B) were obtained by Participant in the
                                    public market and (ii) are clear of all
                                    liens, claims, encumbrances or security
                                    interests;

                           (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares;

                           (d) by waiver of compensation due or accrued to the Participant from the Company for services rendered;

                           (e) provided that a public market for the Company's stock exists:

                                    (i)     through a "same day sale" commitment
                                            from the Participant and a
                                            broker-dealer that is a member of
                                            the National Association of
                                            Securities Dealers (an "NASD
                                            DEALER") whereby the Participant
                                            irrevocably elects to exercise the
                                            Option and to sell a portion of the
                                            Shares so purchased sufficient to
                                            pay the total Exercise Price, and
                                            whereby the NASD Dealer irrevocably
                                            commits upon receipt of such Shares
                                            to forward the total Exercise Price
                                            directly to the Company; or

                                    (ii)    through a "margin" commitment from
                                            the Participant and an NASD Dealer
                                            whereby the Participant irrevocably
                                            elects to exercise the Option and to
                                            pledge the Shares so purchased to
                                            the NASD Dealer in a margin account
                                            as security for a loan from the NASD
                                            Dealer in the amount of the total
                                            Exercise Price, and whereby the NASD
                                            Dealer irrevocably commits upon
                                            receipt of such Shares to forward
                                            the total Exercise Price directly to
                                            the Company; or

                           (f)      by any combination of the foregoing.

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                  6.2      LOAN GUARANTEES. The Committee may, in its sole
discretion, elect to assist the Participant in paying for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

         7.       WITHHOLDING TAXES.

                  7.1 WITHHOLDING GENERALLY. Whenever Shares are to be issued in satisfaction of Options granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Options are to be made in cash by the Company, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

                  7.2 STOCK WITHHOLDING. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Option that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

         8.       PRIVILEGES OF STOCK OWNERSHIP.

                  8.1 VOTING AND DIVIDENDS. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Unvested Shares that are repurchased pursuant to Section 10 hereof. The Company will comply with
Section 260.140.1 of Title 10 of the California Code of Regulations with respect to the voting rights of Common Stock.

                  8.2 FINANCIAL STATEMENTS. The Company will provide financial statements to each Participant annually during the period such Participant has Options outstanding, or as otherwise required under Section
260.140.46 of Title 10 of the California Code of Regulations. Notwithstanding the foregoing, the Company will not be required to provide such financial statements to Participants when issuance is limited to key employees whose services in connection with the Company assure them access to equivalent information.

         9. TRANSFERABILITY. Options granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, other than by will or by the laws of descent and distribution and may not be made subject to execution, attachment or similar process. During the lifetime of the Participant an Option will be exercisable only by the Participant or Participant's legal representative and any elections with respect to an Option may be made only by the Participant or Participant's legal representative.

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         10.      RESTRICTIONS ON SHARES.

                  10.1 RIGHT OF FIRST REFUSAL. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Stock Option Agreement a right of first refusal to purchase all Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party, unless otherwise not permitted by Section 25102(o) of the California Corporations Code, provided, that such right of first refusal terminates upon the Company's initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act.

                  10.2 RIGHT OF REPURCHASE. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Stock Option Agreement a right to repurchase Unvested Shares held by a Participant for cash and/or cancellation of purchase money indebtedness owed to the Company by the Participant following such Participant's Termination at any time within the later of ninety (90) days after Participant's Termination Date and the date Participant purchases Shares upon exercise of an Option at the Participant's Exercise Price, provided, that to the extent the Participant is not an officer, director or consultant of the Company or of a Parent or Subsidiary of the Company, such right of repurchase lapses at the rate of no less than twenty percent (20%) per year over five (5) years from the date of grant of the Option.

         11. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

         12. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant's Shares set forth in Section 10 hereof, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve.

         13. EXCHANGE AND BUYOUT OF OPTIONS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options. The Committee may at any time buy from a Participant an Option previously granted with payment in cash, shares of Common Stock of the Company or other

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consideration, based on such terms and conditions as the Committee and the
Participant may agree.

         14. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. This Plan is intended to comply with Section 25102(o) of the California Corporations Code. Any provision of this Plan which is inconsistent with Section 25102(o) shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 25102(o). An Option will not be effective unless such Option is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Option and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (ii) compliance with any exemption, completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

         15. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Option granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without Cause.

         16.      CORPORATE TRANSACTIONS.

                  16.1 ASSUMPTION OR REPLACEMENT OF OPTIONS BY SUCCESSOR OR ACQUIRING COMPANY. In the event of (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings and the Options granted under this Plan are assumed, converted or replaced by the successor or acquiring corporation, which assumption, conversion or replacement will be binding on all Participants), (iii) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder which merges with the Company in such merger, or which owns or controls another corporation which merges with the Company in such merger) cease to own their shares or other equity interests in the Company, (iv) the sale of all or substantially all of the assets of the Company or (v) the purchase in one or a series of related transactions of at least 91% of the Company's then-outstanding capital stock, on an as-converted to Common Stock basis, any or all outstanding Options may be assumed, converted or replaced by the successor or acquiring corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor or acquiring corporation may substitute equivalent Options or provide substantially similar consideration to Participants as was

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provided to shareholders (after taking into account the existing provisions of the Options). The successor or acquiring corporation may also substitute by issuing, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions and other provisions no less favorable to the Participant than those which applied to such outstanding Shares immediately prior to such transaction described in this Section 16.1. In the event such successor or acquiring corporation (if any) does not assume, convert, replace or substitute Options, as provided above, pursuant to a transaction described in this Section 16.1, then notwithstanding any other provision in this Plan to the contrary, the vesting of such Options will accelerate and the Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate in accordance with the provisions of this Plan. In the event of any of the transactions enumerated in the first sentence of this Section
16.1 and notwithstanding anything contained in any Stock Option Agreement to the contrary, the Company shall be permitted to designate a date certain, not more than seven (7) days prior to the anticipated consummation of the transaction, prior to which Options granted under this Plan must be exercised (which exercise may be contingent upon the actual consummation of the transaction) or, failing such exercise, such options may be cancelled or assumed, at the option of the acquiring corporation.

                  16.2 OTHER TREATMENT OF OPTIONS. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 16 hereof, in the event of the occurrence of any transaction described in
Section 16.1 hereof, any outstanding Options will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or sale of stock.

                  16.3 ASSUMPTION OF OPTIONS BY THE COMPANY. The Company, from time to time, also may substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Option under this Plan in substitution of such other company's option, or (ii) assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an option granted by another company, the terms and conditions of such option will remain unchanged (EXCEPT that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

         17. ADOPTION AND SHAREHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the "EFFECTIVE DATE"). This Plan will be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the Effective Date. Upon the Effective Date, the Board may grant Options pursuant to this Plan; provided, however, that: (i) no Option may be exercised prior to initial shareholder approval of this Plan; (ii) no Option granted pursuant to an increase in the number of Shares approved by the Board shall be exercised prior to the time such increase has been approved by the shareholders of the Company;

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(iii) in the event that initial shareholder approval is not obtained within the time period provided herein, all Options granted hereunder shall be canceled, any Shares issued pursuant to any exercised Option shall be canceled and rescinded; and (iv) Options granted pursuant to an increase in the number of Shares approved by the Board which increase is not timely approved by shareholders shall be canceled.

         18. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date or, if earlier, the date of shareholder approval. This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of California.

         19. AMENDMENT OR TERMINATION OF PLAN. Subject to Section 5.9 hereof, the Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Stock Option Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval pursuant to Section 25102(o) of the California Corporations Code or the Code or the regulations promulgated thereunder as such provisions apply to ISO plans.

         20. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

         21. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

                  "BOARD" means the Board of Directors of the Company.

                  "CAUSE" means Termination because of (i) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or a Parent or Subsidiary of the Company, the Participant's conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (ii) the Participant's commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iii) any material breach by the Participant of any provision of any agreement or understanding between the Company or a Parent or Subsidiary of the Company and the Participant regarding the terms of the Participant's service as an employee, officer, director or consultant to the Company or a Parent or Subsidiary of the Company, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee, officer, director or consultant of the Company or a Parent or Subsidiary of the Company, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent or Subsidiary of the Company and the Participant, (iv) Participant's disregard of the policies of the Company or any Parent or Subsidiary of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company or a Parent or Subsidiary of the Company, or (v) any other misconduct by the

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

Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or a Parent or Subsidiary of the Company.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMITTEE" means the committee created and appointed by the Board to administer this Plan, or if no committee is created and appointed, the Board.

                  "COMPANY" means Kerbango, Inc., a California corporation, or any successor corporation.

                  "DISABILITY" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

                  "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

                  "FAIR MARKET VALUE" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

                           (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in THE WALL STREET JOURNAL;

                           (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in THE WALL STREET JOURNAL;

                           (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by THE WALL STREET JOURNAL (or, if not so reported, as otherwise reported by any newspaper or other source as the Board may determine); or

                           (d) if none of the foregoing is applicable, by the Committee in good faith.

                  "OPTION" means an award of an option to purchase Shares pursuant to Section 5.

                  "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock representing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  "PARTICIPANT" means a person who receives an Option under this Plan.

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

                  "PLAN" means this Kerbango, Inc. 1999 Stock Option Plan, as amended from time to time.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SHARES" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 16 hereof, and any successor security.

                  "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock representing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director or consultant to the Company or a Parent or Subsidiary of the Company. A Participant will not be deemed to have ceased to provide services in the case of (i) sick leave,
(ii) military leave, or (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety
(90) days (a) unless reinstatement (or, in the case of an employee with an ISO, reemployment) upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Company's Board and issued and promulgated in writing. In the case of any Participant on (i) sick leave, (ii) military leave or (iii) an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Option while on leave from the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

                  "UNVESTED SHARES" means "Unvested Shares" as defined in the Stock Option Agreement.

                  "VESTED SHARES" means "Vested Shares" as defined in the Stock Option Agreement.





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